                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

     Filed by the registrant /X/
     Filed by a party other than the registrant / /

     Check the appropriate box:
     / / Preliminary proxy statement
     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                           ORION CAPITAL CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
     0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------
     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------
     (3) Filing party:

- --------------------------------------------------------------------------------
     (4) Date filed:

- --------------------------------------------------------------------------------

- ---------------
 (1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                    [ORION CAPITAL CORPORATION LETTERHEAD]
        ALAN R. GRUBER
           Chairman
              &
    Chief Executive Officer

                                                                  April 12, 1995

Dear Stockholder:

     On behalf of the Board of Directors and management, I cordially invite you to the Annual Meeting of Stockholders to be held on Wednesday, May 31, 1995, at Chemical Bank, 270 Park Avenue, 3rd Floor Auditorium, New York, New York, commencing at 11:30 A.M. Your Board of Directors and management look forward to greeting in person those stockholders able to attend. The formal notice of this meeting and the Proxy Statement accompany this letter.

     Resolutions pertaining to the annual election of your Board of Directors, approval of the adoption of the 1994 Stock Option Plan for Non-Employee Directors and ratification of the appointment of independent accountants for 1995 will be acted upon at this year's meeting. In addition to the matters covered by the attached notice, the meeting will give us an opportunity to review with you the business and affairs of your Company during 1994 and to provide a current report on the progress being made by the Company in 1995 and the Company's prospects for the future. A discussion period will follow the report, during which stockholders are invited to raise matters of interest about the Company.

     Your vote is important, regardless of the number of shares you may own. TO BE SURE YOUR SHARES ARE VOTED AT THE MEETING, IF YOU ARE UNABLE TO ATTEND IN PERSON, PLEASE TAKE A MOMENT NOW TO SIGN, DATE AND MAIL YOUR PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE. This will not prevent you from voting your shares in person if you attend the meeting. Your cooperation in mailing your proxy promptly will be greatly appreciated.

     Thank you for your continued support. We look forward to seeing you on Wednesday, May 31.

                                   Very truly yours,

                                   /s/ Alan R. Gruber

                           ORION CAPITAL CORPORATION
                                600 FIFTH AVENUE
                         NEW YORK, NEW YORK 10020-2302
                               ------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

            MAY 31, 1995 AT 11:30 A.M., EASTERN DAYLIGHT SAVING TIME

                                 CHEMICAL BANK
                                270 PARK AVENUE
                              3RD FLOOR AUDITORIUM
                               NEW YORK, NEW YORK

     Notice is hereby given that the Annual Meeting of Stockholders of Orion Capital Corporation (the "Company") will be held at Chemical Bank, 270 Park Avenue, 3rd Floor Auditorium, New York, New York, on Wednesday, May 31, 1995 at 11:30 A.M., Eastern Daylight Saving Time, for the following purposes:

          1. To elect a Board of Directors to serve until the 1996 Annual Meeting of Stockholders and until their successors are elected and qualify.

          2. To act upon a proposal to approve the adoption of the 1994 Stock Option Plan for Non-Employee Directors.

          3. To act upon a proposal to ratify the selection of Deloitte & Touche LLP, independent certified public accountants, as auditors for the Company for the year 1995.

          4. To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

     Holders of the Company's Common Stock are entitled to vote for the election of directors and on each of the other matters set forth above.

     The stock transfer books of the Company will not be closed. The Board of Directors has fixed the close of business on April 3, 1995 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. A complete list of all stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose germane to the Annual Meeting, at the Company's offices, 600 Fifth Avenue, 24th Floor, New York, New York 10020-2302, during the ten-day period preceding the meeting.

     You are cordially invited to be present. Stockholders who do not expect to attend in person are requested to sign and return the enclosed form of proxy in the envelope provided. At any time prior to their being voted, proxies are revocable by written notice to the Secretary of the Company or by attendance at the meeting and voting in person. The immediate return of your proxy will be of great assistance in preparing for the meeting and is therefore urgently requested.
                      By order of the Board of Directors,
April 12, 1995
                                          MICHAEL P. MALONEY
                                            Vice President, General Counsel
                                              and Secretary

                           ORION CAPITAL CORPORATION
                                600 FIFTH AVENUE
                         NEW YORK, NEW YORK 10020-2302

                                PROXY STATEMENT

           ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 31, 1995

     This statement is furnished in connection with the solicitation of proxies by your Board of Directors (the "Board") from holders of the outstanding shares of Common Stock, $1.00 par value (the "Common Stock"), of Orion Capital Corporation (the "Company") entitled to vote at the Annual Meeting of Stockholders of the Company (and at any and all adjournments thereof) for the purposes referred to below and set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and enclosed proxy are first being mailed to stockholders on or about April 12, 1995. A copy of the Company's Annual Report for 1994 is being mailed to all stockholders with this Proxy Statement.

     The Company's Board has fixed the close of business on April 3, 1995 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. On that date, there were outstanding and entitled to vote 14,072,001 shares of Common Stock (which number excludes 1,265,649 shares owned by the Company and its subsidiaries). Holders of Common Stock are entitled to one vote for each share held of record on the record date with respect to matters on which such holder is entitled to vote.

     The presence, in person or by proxy, of a majority in number of the outstanding shares of Common Stock as of the record date constitutes a quorum and is required in order for the Company to conduct business at the Annual Meeting. Such majority being present, the election of each nominee for Director requires a plurality of the votes cast, and the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting is required to approve the adoption of the 1994 Stock Option Plan for Non-Employee Directors and to ratify the appointment of the Company's independent accountants. Abstentions and broker non-votes are counted towards a quorum. Abstentions are counted in the tabulations of the votes cast, but broker non-votes are not counted in such tabulations for purposes of determining whether a proposal has been approved. Thus, abstentions on the Company's proposals to approve the 1994 Stock Option Plan for Non-Employee Directors and to ratify the appointment of the Company's independent accountants will have the effect of a vote against such proposals, but any broker non-votes will have no effect on the outcome of such matters.

1. ELECTION OF DIRECTORS

     Pursuant to the Company's By-Laws, the Board has fixed the number of Directors at twelve. Directors are to be elected by the holders of the Company's Common Stock to serve until the 1996 Annual Meeting of Stockholders and until their successors are elected and qualify. Each nominee was reelected by the stockholders at the last Annual Meeting of Stockholders. Unless instructions to the contrary are received, proxies received in response to this solicitation will be voted in favor of the nominees listed below to be Directors of the Company. If any nominee should become unavailable for election (which is not anticipated), the shares represented by the enclosed proxy will be voted for such substitute nominee as may be proposed by the Board. If you do not wish your shares to be voted for particular nominees, please so indicate on the proxy card.

     The following information with respect to principal occupation and business experience has been furnished to the Company by the respective nominees:

                                                       PRINCIPAL OCCUPATION, FIVE-YEAR
 NAME, AGE AND POSITION                                 BUSINESS EXPERIENCE AND OTHER
    WITH THE COMPANY         DIRECTOR SINCE                CORPORATE DIRECTORSHIPS
- -------------------------  ------------------   ----------------------------------------------
Bertram J. Cohn, 69......  April 18, 1977       Managing Director, First Manhattan Company
  Director                                      (investment bankers) 1982-present.

John C. Colman, 68.......  March 31, 1976       Private investor and consultant. Director:
  Director                                      Premier Industrial Corp.

Alan R. Gruber, 67.......  March 31, 1976       Chairman of the Board and Chief Executive
  Chairman of the Board                         Officer of the Company, 1976-present.
  and Chief Executive                           Director: Guaranty National Corporation,
  Officer, Orion Capital                        Trenwick Group Inc. and trustee of six trusts
  Corporation                                   which manage the Neuberger & Berman family of
                                                equity mutual funds.

Larry D. Hollen, 49......  March 20, 1992       President and Chief Operating Officer of the
  President and Chief Op-                       Company since March 1, 1994; Executive Vice
  erating Officer, Orion                        President and Assistant Chief Operating
  Capital Corporation                           Officer of the Company from December 1, 1992
                                                to February 28, 1994, Senior Vice President
                                                from 1990 to 1992 and Vice President from 1988
                                                to 1990; President of the EBI Companies,
                                                wholly-owned subsidiaries of the Company, from
                                                January 1990 to May 31, 1993. Director:
                                                Guaranty National Corporation.

Robert H. Jeffrey, 65....  March 31, 1976       Chairman of the Board, Jeflion Investment Com-
  Director                                      pany, 1994-present, President from 1974 to
                                                1994; Chairman of the Board, The Jeffrey
                                                Company (a privately held investment company
                                                which is the parent of Jeflion Investment
                                                Company), 1994-present, President from 1973 to
                                                1994.

Warren R. Lyons, 49......  September 9, 1992    President, Avco Financial Services (a
  Director                                      financial services company and a subsidiary of
                                                Textron Inc.), 1989-present.

James K. McWilliams, 67..  January 7, 1981      Proprietor of McWilliams & Company and general
  Director                                      partner of McWilliams Associates (investment
                                                counselors), 1967-present; General Partner,
                                                Mt. Eden Vineyards, 1986-present.

Ronald W. Moore, 50......  April 1, 1991        Adjunct Professor of Business Administration,
  Director                                      Graduate School of Business Administration,
                                                Harvard University, 1990-present; Managing
                                                Director of Shearson Lehman Brothers Inc.
                                                (investment bankers) 1984 to 1990. Director:
                                                CMAC Investment Corporation.

Robert B. Sanborn, 66....  June 3, 1987         Senior Executive Consultant to the Company
  Senior Executive Con-                         since March 1, 1995; Vice Chairman of the
  sultant, Orion                                Board of the Company from March 1, 1994 to
  Capital Corporation                           February 28, 1995; President and Chief
                                                Operating Officer of the Company from 1987 to
                                                1994; Chairman of the American Insurance
                                                Association (a property and casualty in-
                                                surance company trade group) from January 1993
                                                to January 1994. Director: Guaranty National
                                                Corporation, HCG Lloyd's Investment Trust plc
                                                and Intercargo Corporation.

                                                       PRINCIPAL OCCUPATION, FIVE-YEAR
 NAME, AGE AND POSITION                                 BUSINESS EXPERIENCE AND OTHER
    WITH THE COMPANY         DIRECTOR SINCE                CORPORATE DIRECTORSHIPS
- -------------------------  ------------------   ----------------------------------------------
William J. Shepherd, 68..  September 22, 1976   Private investor; Chairman, Chemical New
  Director                                      Jersey Holdings (a bank holding company),
                                                1990-1991, Chairman and Chief Executive
                                                Officer, 1989-1990; Chairman, Chemical Bank
                                                New Jersey (a commercial bank), 1989-1991;
                                                Chairman, Princeton Bank and Trust Company (a
                                                commercial bank), 1989-1991. Director:
                                                Guaranty National Corporation.

John R. Thorne, 69.......  April 18, 1977       Morgenthaler Professor of Entrepreneurship,
  Director                                      Graduate School of Industrial Administration
                                                of Carnegie Mellon University, 1986-present;
                                                Chairman, The Enterprise Corporation of
                                                Pittsburgh (a private, non-profit corporation
                                                encouraging and supporting entrepreneurial
                                                businesses), 1983-present; a general partner
                                                of Pittsburgh Venture Partners, the general
                                                partner of the Pittsburgh Seed Fund (a private
                                                venture capital fund), 1985-present. Direc-
                                                tor: Medrad Inc.

Roger B. Ware, 60........  November 1, 1988     President and Chief Executive Officer of
  Director                                      Guaranty National Corporation (a property and
                                                casualty insurance company), 1983-present;
                                                Senior Vice President of the Company from 1988
                                                to November 1991. Director: Guaranty National
                                                Corporation.

     The Board of Directors has an Audit Committee, the current members of which are Messrs. Colman (Chairman), Moore, Cohn and Thorne, none of whom is an employee of the Company. The Audit Committee confers periodically with management, the Company's internal auditors and the Company's independent accountants in connection with the preparation of financial statements and audits thereof and the maintenance of proper financial records and controls. The Audit Committee also reviews the nature and extent of any non-audit services provided by the Company's independent accountants. The Audit Committee makes recommendations to the Board with respect to the foregoing and brings to the attention of the Board any criticisms and recommendations that the independent accountants may have or any suggestions of the Audit Committee itself. During 1994, the Audit Committee held two meetings.

     The Board has a Compensation Committee, the current members of which are Messrs. Shepherd (Chairman), Jeffrey, Lyons and McWilliams, none of whom is an employee of the Company. The Compensation Committee reviews the amount and terms of compensation paid to the principal executive officers of the Company and of the Company's subsidiaries and may authorize, or recommend to the Board the authorization of, such salary levels, employment agreements and general incentive compensation arrangements as the Compensation Committee may deem appropriate. Based on the Committee's ongoing review of the performance of the Company's key executives and of alternative forms of current incentive and performance-based compensation, the Board may authorize the adoption of one or more of the available alternatives in addition to or in substitution for one or more of the present components of the Company's compensation arrangements. The Company does not have a standing nominating committee, but the Compensation Committee is authorized to act as a search and nomination committee to recommend nominees to the full Board for membership on the Company's Board of Directors. Nominees suggested by stockholders (accompanied by biographical material and the candidate's written consent to nomination) sent to the Company in care of the Secretary will be considered by the Compensation Committee. During 1994, the Compensation Committee held two meetings.

     The Board also has an Executive Committee, the members of which are Messrs. Gruber (Chairman), Shepherd and Cohn. The Executive Committee, during intervals between meetings of the Board, may exercise all of the powers of the Board in the management and control of the business of the Company, except as limited by law and except with respect to matters within the powers of the Audit Committee or Compensation Committee. Actions taken by the Executive Committee are reported to the Board at the next meeting of the Board. During 1994, the Executive Committee held no meetings.

     The Board held nine meetings in 1994. Each Director attended at least 75% of the aggregate number of meetings of the Board and of all committees on which he served.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's subsidiaries hold slightly less than 50% of the outstanding common stock of Guaranty National Corporation ("Guaranty"). The Company and Guaranty have entered into a shareholder agreement with respect to the composition of the Board of Directors and committees of Guaranty. So long as the Company or its subsidiaries beneficially own in the aggregate 30% or more of the voting securities of Guaranty, the Company has the right to designate three nominees to the Guaranty Board (one of whom will be the Chairman of Guaranty's Board), and so long as the Company or its subsidiaries beneficially own 20% or more of such Guaranty securities, the Company has the right to designate two such nominees. The Company may require that Guaranty's Compensation Committee include the Company's nominees to the Guaranty Board. The shareholder agreement was amended in March 1995 to permit an increase in the number of directors of Guaranty from ten to eleven members. At that time Mr. Hollen was elected to fill the new seat on the Guaranty Board as one of Orion's three designees. Currently, Messrs. Gruber, Hollen and Shepherd serve as Orion's designated directors on Guaranty's Board. The March amendment to the shareholder agreement also permitted Mr. Sanborn, Mr. Hollen's predecessor as Chief Operating Officer of the Company, to remain on Guaranty's Board. Messrs. Gruber, Sanborn and Shepherd represent three of the four members of Guaranty's Compensation Committee. The Company's Compensation Committee is composed of Messrs. Shepherd, Jeffrey, Lyons, and McWilliams. Mr. Shepherd is the Chairman of both the Company's Compensation Committee and Guaranty's Compensation Committee. Roger B. Ware, Guaranty's President and Chief Executive Officer, serves as a member of the Company's Board of Directors but is not a member of any of its committees. Mr. Ware receives the regular fees paid to all non-employee Directors of the Company.

DIRECTORS' COMPENSATION

     Fees: Each Director who is not an officer of the Company receives a retainer fee of $18,000. The Chairman of the Audit Committee and of the Compensation Committee of the Board each receives an additional fee of $10,000. Also, each Director receives an attendance fee of $1,000 for each meeting of the Board and each meeting of a committee actually attended, except that a fee of $300 is paid for a committee meeting held on the same day as a meeting of the Board. Officers of the Company who serve as Directors do not receive either a retainer or any attendance fee for such service. The Company reimburses all Directors and officers for travel, lodging and related expenses which they incur in attending Directors' and committee meetings.

     Directors' Retirement Plan: Since 1990, the Company has had a pension plan for the non-employee Directors of the Company. Under the terms of the plan, a Director is entitled on retirement to receive an annual payment equal to one half the annual retainer fee (excluding meeting fees, fees paid to chairmen and expenses) for Directors of the Company in effect on the date of his retirement. This retirement benefit is to be paid to the Director, or his beneficiaries, for fifteen years or the number of years that the individual served as a Director of the Company, whichever is less. In addition, benefits under the plan will be paid out as a lump sum following a Change in Control (as defined in the plan) of the Company. The plan was amended, as of September 12, 1994, to require that any director newly elected after that date must serve at least five years as a Board member in order to be entitled to the benefits under the plan. The plan is not qualified under the Employee Retirement Income Security Act of 1974 and is not funded.

     Under the Company's Deferred Compensation Plan (the "Deferred Plan"), non-employee Directors may elect to defer receipt of all or a portion of fees to be earned in the next succeeding year and have such fees accrue either (i) at the interest rate determined by the Compensation Committee (currently, 9% compounded quarterly) or (ii) as units equivalent to shares of the Company's Common Stock to which amounts equivalent to dividends paid on such shares are credited quarterly. A participating non-employee Director will receive all amounts deferred and accrued under the Deferred Plan, either in one payment or as ten equal annual installments, starting in the first month of the year following the year in which the participant ceased to be a Director.

     The Company's nine eligible non-employee Directors were each awarded Options for 5,000 shares of the Company's Common Stock pursuant to the 1994 Stock Option Plan for Non-Employee Directors (the "Option Plan") which is described on Page 18, subject to approval of the Option Plan by the stockholders. Each year an Option to purchase 1,000 shares will be granted to each such eligible Director immediately following the Company's Annual Meeting.

                   SECURITY OWNERSHIP OF DIRECTORS, OFFICERS

                        AND PRINCIPAL BENEFICIAL OWNERS

     The following table sets forth information concerning the shares of the Company's Common Stock beneficially owned by all Directors, by each of the executive officers named in the Summary Compensation Table on page 8 and all Directors and officers of the Company as a group, and each person or group who is known by the Company to be the beneficial owner of more than five percent of the total number of shares of the Company's Common Stock outstanding and entitled to vote.(1) All such information is given as of April 3, 1995, unless otherwise indicated.

                                                                                 PERCENT
                          NAME OF                       AMOUNT AND NATURE          OF
                     BENEFICIAL OWNER                OF BENEFICIAL OWNERSHIP      CLASS
        -------------------------------------------  -----------------------     -------
        Bertram J. Cohn............................             7,812(2)            .06%
        John C. Colman.............................            12,822(3)            .09%
        Alan R. Gruber.............................           242,005(4)           1.72%
        Larry D. Hollen............................            45,534(5)            .32%
        Raymond W. Jacobsen........................            18,016(6)            .13%
        Robert H. Jeffrey..........................             3,437(2)            .02%
        Warren R. Lyons............................               933(7)            .01%
        James K. McWilliams........................             4,687(2)            .03%
        Ronald W. Moore............................             1,087(2)            .01%
        Robert B. Sanborn..........................            94,617(8)            .67%
        Raymond J. Schuyler........................            31,212(9)            .22%
        William J. Shepherd........................            15,625(2)            .11%
        John R. Thorne.............................            10,936(10)           .08%
        Roger B. Ware..............................             2,918(2)            .02%
        All Directors and officers as a group (20
          persons).................................           698,342(11)          4.96%
        Neuberger & Berman.........................         1,248,648(12)          8.87%
          605 Third Ave,
          New York, New York 10158
        Orion Capital Corporation Employees' Stock
          Savings and Retirement Plan..............           727,908(11)          5.17%
          600 Fifth Avenue
          New York, New York 10020

- ---------------

 (1) Excludes 1,265,649 shares owned by the Company and its subsidiaries and the shares covered by the Options awarded to the Company's non-employee Directors under the Option Plan, as described above.

 (2) Indicates sole voting and investment power.

 (3) Includes 3,204 shares held in trust for Mr. Colman's children, over which he has shared voting and investment power, and 1,643 shares held by Mrs. Colman. Mr. Colman disclaims beneficial ownership of the shares held by his wife and held in trust for his children.

 (4) Includes 129,025 shares as to which Mr. Gruber has sole voting and investment power, 85,938 shares which Mr. Gruber has a right to purchase as of June 30, 1995 pursuant to the terms of the 1982 Long-Term Performance Incentive Plan ("Performance Incentive Plan") and approximately 27,042 shares which represent his proportionate interest in shares held by the Trustee under the Company's Employees' Stock Savings and Retirement Plan ("Savings and Retirement Plan") as of December 31, 1994.

 (5) Includes 15,468 shares as to which Mr. Hollen has sole voting and investment power, 5,391 shares which Mr. Hollen has a right to purchase as of June 30, 1995 pursuant to the terms of the Performance Incentive Plan, 12,733 shares of Restricted Stock held pursuant to the terms of the Performance Incentive Plan and approximately 11,510 shares which represent his proportionate interest in shares held by the Trustee under the Savings and Retirement Plan as of December 31, 1994. Also includes 432 shares held by Mrs. Hollen, as to which Mr. Hollen disclaims beneficial ownership.

 (6) Includes 3,809 shares as to which Mr. Jacobsen has sole voting and investment power, 3,516 shares which Mr. Jacobsen has a right to purchase as of June 30, 1995 pursuant to the terms of the Performance Incentive Plan, 8,877 shares of Restricted Stock held pursuant to the terms of the Performance Incentive Plan and approximately 1,814 shares which represent his proportionate interest in shares held by the Trustee under the Savings and Retirement Plan as of December 31, 1994.

 (7) Includes 702 shares as to which Mr. Lyons has sole voting and investment power and 231 shares owned by Mrs. Lyons. Mr. Lyons disclaims beneficial ownership of the shares owned by Mrs. Lyons.

 (8) Includes 23,178 shares as to which Mr. Sanborn has sole voting and investment power, 61,657 shares which Mr. Sanborn has a right to purchase as of June 30, 1995 pursuant to the terms of the Performance Incentive Plan and approximately 7,282 shares which represent his proportionate interest in shares held by the Trustee under the Savings and Retirement Plan as of December 31, 1994. Also includes 2,500 shares held by Mrs. Sanborn, as to which Mr. Sanborn disclaims beneficial ownership.

 (9) Includes 17,537 shares as to which Mr. Schuyler has sole voting and investment power, 2,735 shares which Mr. Schuyler has a right to purchase as of June 30, 1995 pursuant to the terms of the Performance Incentive Plan, 781 shares of Restricted Stock held pursuant to the terms of the Performance Incentive Plan and approximately 10,159 shares which represent his proportionate interest in shares held by the Trustee under the Savings and Retirement Plan as of December 31, 1994.

(10) Includes 8,593 shares as to which Mr. Thorne has sole voting and investment power and 2,343 shares owned by the Estate of Mrs. Thorne. Mr. Thorne disclaims beneficial ownership of the shares owned by his wife's estate.

(11) Includes 86,285 shares which represent the group's proportionate interest in shares held by the Trustee under the Savings and Retirement Plan as of December 31, 1994, 170,645 shares which the group has rights to acquire as of June 30, 1995 pursuant to the Performance Incentive Plan and 25,241 shares of Restricted Stock held pursuant to the terms of the Performance Incentive Plan. As of December 31, 1994, the Savings and Retirement Plan, as a whole, held 727,908 shares (5.17%) of the Company's Common Stock. Shares of the Company's Common Stock held by the Savings and Retirement Plan Trustee will be voted in accordance with the instructions of the employees for whose account the shares are held. If no such instructions are received, the Savings and Retirement Plan Trustee will vote such shares in the same proportion as it votes shares for which it does receive instructions from other participating employees.

(12) Neuberger & Berman ("N&B") reported in an amendment to its Schedule 13G filed with the Securities and Exchange Commission on February 10, 1995 that it held 1,248,648 shares of the

     Company's Common Stock with shared power to dispose or direct the disposition of all such shares, sole voting power with respect to 268,636 shares and shared voting power as to 666,875 of such shares. N&B has reported that it holds such shares for many unrelated clients, none of whom has an interest relating to five percent or more of the Company's Common Stock. The number reported in the table excludes 70,781 shares of Common Stock held by certain partners of N&B in their own personal securities accounts. N&B disclaims beneficial ownership of such shares owned directly by N&B partners. Mr. Gruber is a trustee of six trusts which manage the Neuberger & Berman family of equity mutual funds.

         COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT.

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's Directors and executive officers to file with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers and Directors are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations from reporting persons that they were not required to file Form 5, all of its officers and Directors have complied with all filing requirements applicable to them with respect to transactions during 1994 except for initial reports on Form 3 for Messrs. W. Marston Becker and Arthur B. McHugh, both newly elected Senior Vice Presidents of the Company, which were filed eight days late on August 8, 1994.

                             EXECUTIVE COMPENSATION

     The information presented in this section and elsewhere in this Proxy Statement with respect to the Company's Common Stock market prices, number of shares of Restricted Stock, number of shares of Common Stock covered by Options, Option exercise prices and number of Performance Units have been adjusted to reflect the effect of the 5-for-4 stock splits paid on both November 15, 1993 and December 7, 1992.

SUMMARY COMPENSATION TABLE

     The Summary Compensation Table shows information concerning the annual and long-term compensation for services in all capacities to the Company for the years ended December 31, 1994, 1993 and 1992 of those persons who were at December 31, 1994 (1) the chief executive officer and (2) the other four most highly compensated executive officers of the Company who were serving as executive officers at the end of 1994. (The chief executive officer and the other four most highly compensated executive officers are referred to collectively as the "Named Officers.") On March 1, 1994, Mr. Sanborn became Vice Chairman of the Board of Directors of the Company and Mr. Hollen became President and Chief Operating Officer. On March 1, 1995, Mr. Sanborn ceased being Vice Chairman of the Board and became a Senior Executive Consultant to the Company.

                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM COMPENSATION
                                                            ------------------------------------------------
                                                                         AWARDS                   PAYOUTS
                                                            ---------------------------------   ------------
                                    ANNUAL COMPENSATION       RESTRICTED           STOCK         LONG-TERM
                                    --------------------         STOCK            OPTIONS        INCENTIVE         ALL OTHER
NAME AND PRINCIPAL POSITION YEAR    SALARY $    BONUS $     AWARD(S)$(1)(2)    (SHARES)(2)(3)   PAYOUTS $(4)   COMPENSATION $(5)
- --------------------------- ----    --------    --------    ---------------    --------------   ------------   ------------------
Alan R. Gruber............. 1994     479,496     410,000             -0-            25,000          94,702            72,663
  Chairman of the Board &   1993     466,794     370,000             -0-               -0-          87,891            74,272
  Chief Executive Officer   1992     445,548     325,000             -0-            23,438         312,487            74,357

Robert B. Sanborn.......... 1994     323,892     250,000             -0-               -0-          53,033            36,282
  Vice Chairman             1993     312,450     235,000             -0-               -0-          63,052            40,318
                            1992     294,948     225,000             -0-            14,063          55,714            43,626

Larry D. Hollen............ 1994     252,546     200,000             -0-            22,500          75,707            42,583
  President & Chief         1993     212,450     150,000             -0-               -0-          22,116            35,527
  Operating Officer         1992     175,133     100,000         375,000             7,031          22,282            31,753

Raymond Jacobsen........... 1994     169,469     125,000         270,000             8,000          20,203            27,690
  Senior Vice President     1993     147,700      90,000             -0-             1,563          14,194            20,539
  of the Company            1992     134,825      60,000             -0-             5,469          12,698            20,213
  and President of the
  EBI Companies

Raymond J. Schuyler........ 1994     177,354      90,000             -0-             6,400          18,940            33,457
  Vice President --         1993     169,700      85,000             -0-               -0-          19,169            33,040
  Investments               1992     160,700      75,000             -0-             5,469          24,374            34,916

- ---------------

(1) Represents the value of shares of Restricted Stock awarded to the Named Officers pursuant to the terms of the Performance Incentive Plan. Pursuant to Mr. Jacobsen's employment agreement, 8,000 shares of Restricted Stock were awarded to him on July 19, 1994, based on a market price per share of $33.75. Pursuant to Mr. Hollen's employment agreement, he was awarded 15,625 shares of Restricted Stock on December 1, 1992, based on a market price per share of $24.00. Each award of Restricted Stock vests in four equal installments beginning on the second anniversary of each award. Awards of Restricted Stock are subject to restrictions on transfer and will be forfeited if the Named Officer terminates his employment prior to the fifth anniversary of the date of each award. If a Change in Control (as defined in the Performance Incentive Plan) were to occur before the shares of Restricted Stock were fully vested, all of such shares would become immediately vested. Dividends on Restricted Stock are paid when and as paid on the Company's Common Stock.

    The aggregate total of Restricted Stock holdings of each of the Named Officers, valued as of December 31, 1994, at a market price of $35.25 per share are as follows:

                                                                    RESTRICTED STOCK
                                                                   -------------------
              NAME                                                 SHARES      VALUE $
                                                                   ------      -------
        Larry D. Hollen........................................... 12,733      448,838
        Raymond W. Jacobsen.......................................  8,877      312,914
        Raymond J. Schuyler.......................................    781       27,530

(2) Awards of Restricted Stock or Options are made in tandem with awards of Performance Units pursuant to the terms of the Performance Incentive Plan. The value of a Performance Unit under the Performance Incentive Plan will be equal at any time to the book value per share of the Company's Common Stock. However, the right of any Named Officer to receive payment in respect of a Performance Unit award is contingent upon (a) whether the Named Officer remains an employee of the Company (except in the case of retirement, disability or death) throughout the applicable period ("Performance Period"), and (b) whether the applicable target ("Performance Target"), as established at the time of award by the Compensation Committee, has been achieved. The Compensation Committee has determined that all Performance Units awarded to date will have a Performance Target of an 11% compound annual increase in the Company's book value per share during a five-year Performance Period to achieve the maximum payout. If the compound annual increase in the Company's book value per share during the Performance Period does not exceed 6%, no payout is made. If a Change in Control (as defined) were to occur before the Performance Units were fully vested, all such Units would become immediately vested and the Compensation Committee may, in its sole discretion, declare the Performance Units immediately payable in such amounts as the Committee may determine.

    On March 9, 1994, 1,875 Performance Units were awarded to Mr. Hollen; on July 19, 1994, 4,000 Performance Units were awarded to Mr. Jacobsen; and on September 12, 1994, 6,250, 3,750, 2,000 and 1,600 Performance Units were awarded to Messrs. Gruber, Hollen, Jacobsen and Schuyler, respectively. On June 2, 1993, 391 Performance Units were awarded to Mr. Jacobsen. On December 1, 1992, 7,812.5 Performance Units were awarded to Mr. Hollen; on September 9, 1992, 5,859.4, 3,515.6, 1,757.8, 1,367.2 and 1,367.2
    Performance Units were awarded to Messrs. Gruber, Sanborn, Hollen, Jacobsen and Schuyler, respectively.

(3) Options awarded to the Named Officers are granted pursuant to the terms of the Performance Incentive Plan. To the maximum possible extent, all stock options have been structured to qualify as Incentive Stock Options. No Option may be exercised more than ten years from the date of grant, and the exercise price may not be less than 100% of the fair market value on the date of grant of the shares covered thereby. When an Option is exercised, the full exercise price must be paid in cash and/or by the surrender, at fair market value, of shares of the Company's Common Stock. Generally, each Option is exercisable in installments, as follows: 25% of the shares of Common Stock covered by the Option may be purchased on and after the first anniversary of the date of grant and additional 25% installments on and after each of the second, third and fourth anniversaries of the date of grant. If a Change in Control (as defined) were to occur before the Option is exercisable in full, the Option would become immediately exercisable for all shares of Common Stock covered by such Option.

(4) Cash value of Performance Units granted under the Performance Incentive Plan for Performance Periods ended December 31, 1994, 1993 and 1992. In addition, during 1992 the Company terminated its 1979 Performance Unit Plan (the "Old Unit Plan") and distributed to all participants their vested benefits under the Old Unit Plan. As a result of that termination, Mr. Gruber received a distribution of all his benefits under the Old Unit Plan in the amount of $216,002.

(5) Detail of amounts reported in the "All Other Compensation" column for 1994 is provided in the table below.

                       ITEM                         MR. GRUBER   MR. SANBORN   MR. HOLLEN   MR. JACOBSEN   MR. SCHUYLER
- --------------------------------------------------- ----------   -----------   ----------   ------------   ------------
- - Company Contributions to the Supplemental
  Benefits Plan (see below)........................  $ 48,664      $22,676      $ 21,768      $  9,304       $  5,639
- - Company Contributions to Savings and Retirement
  Plan.............................................    13,606       13,606        13,606        12,669         13,351
- - Split Dollar Insurance Premium...................    --           --             7,209         5,717         14,467
- - Term Life Insurance Premium......................    10,393       --            --            --             --
                                                    ----------   -----------   ----------   ------------   ------------
       Total All Other Compensation................  $ 72,663      $36,282      $ 42,583      $ 27,690       $ 33,457
                                                    ===========  ===========   ==========   ============   ============

    The Savings and Retirement Plan is a qualified 401(k) savings plan in which all employees of the Company are eligible to participate. The Company makes matching contributions to the Plan of up to 6% of a participating employee's base salary, unless limited by federal tax regulations. The Company contributes to the Supplemental Benefits Plan ("Supplemental Plan") that portion of the Company's contribution in the Savings and Retirement Plan that an employee failed to receive because of federal tax regulations limiting such contributions. All benefits under the Supplemental Plan are fully vested but no benefits are paid until the January of the year following the year employment terminates. The Supplemental Plan is not qualified under the Employee Retirement Income Security Act of 1974 and is not funded.

OPTION GRANTS, EXERCISES AND FISCAL YEAR-END VALUES

  Option Grants in Last Fiscal Year

     The following table sets forth information with respect to options granted to the Named Officers in 1994:

                                 NUMBER OF                                                   POTENTIAL REALIZABLE VALUE
                                SECURITIES     % OF TOTAL                                      AT ASSUMED ANNUAL RATES
                                UNDERLYING       OPTIONS       EXERCISE                      OF STOCK PRICE APPRECIATION
                                  OPTIONS      GRANTED TO      OR BASE                           FOR OPTION TERM$(2)
                                  GRANTED     EMPLOYEES IN      PRICE      EXPIRATION      -------------------------------
             NAME                 (#)(1)       FISCAL YEAR      ($/SH)        DATE         0%($)      5%($)       10%($)
- ------------------------------  -----------   -------------   ----------   -----------     -----     -------     ---------
Alan R. Gruber................     25,000          19.3          32.75       9/12/04        -0-      514,907     1,304,877
Larry D. Hollen...............      7,500           5.8          32.50        3/9/04        -0-      153,293       388,475
                                   15,000          11.6          32.75       9/12/04        -0-      308,944       782,926
Raymond W. Jacobsen...........      8,000           6.2          32.75       9/12/04        -0-      164,770       417,561
Raymond J. Schuyler...........      6,400           4.9          32.75       9/12/04        -0-      131,816       334,048

- ---------------
(1) For a description of the material terms of the Options and the Performance Units awarded in tandem therewith, see footnotes 2 and 3 on page 9.

(2) Calculations are based on hypothetical annual compounded rates of stock price appreciation of 0%, 5% and 10% over the full ten year term of the Options. Using the same assumptions and based on 14,040,816 shares outstanding as of December 31, 1994, the total dollar gains for all shareholders as a group would be $289.2 million (5%) and $732.9 million (10%) based on the September 12, 1994 price per share of $32.75, and $287.0 million (5%) and $727.3 million (10%) based on the March 9, 1994 price per share of $32.50.

  Aggregate Option Exercises in Last Fiscal Year and Year End Option Values

     The following table provides information with respect to the unexercised options to purchase Common Stock granted in prior years under the Performance Incentive Plan and under the Company's 1979 Stock Option Plan for each of the Named Officers and held by them at December 31, 1994.

                                                                         NUMBER OF                  VALUE OF UNEXERCISED
                                                                    UNEXERCISED OPTIONS             IN-THE-MONEY OPTIONS
                                  SHARES                            AT DECEMBER 31, 1994         AT DECEMBER 31, 1994 $(2)
                                 ACQUIRED          VALUE        ----------------------------    ----------------------------
            NAME               ON EXERCISE     REALIZED $(1)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
- -----------------------------  ------------    -------------    -----------    -------------    -----------    -------------
Alan R. Gruber...............     12,438          195,341          85,938          36,719        1,811,481         195,276
Robert B. Sanborn............     16,178          303,472          61,657           7,031        1,257,164          79,661
Larry D. Hollen..............        -0-              -0-           3,516          26,015           39,836          97,950
Raymond W. Jacobsen..........        -0-              -0-           3,126          11,906           32,102          54,316
Raymond J. Schuyler..........      3,125           56,500           2,735           9,134           30,988          46,976

- ---------------

(1) Represents difference between exercise price and market value on date of exercise. For a description of the material terms of Options and the Performance Units awarded in tandem therewith, see footnotes 2 and 3 on page 9.

(2) Based on the closing price on the New York Stock Exchange -- Composite Transactions of the Company's Common Stock on that date ($35.25).

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Report of the Compensation Committee and the Performance Graph on page 15 shall not be incorporated by reference into any such filing.

                      REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee, currently composed of four members of the Board of Directors, is a standing committee of the Board and only "outside" non-employee Directors serve on this Committee. Among its duties the Compensation Committee is charged with the responsibilities of establishing and administering the Company's policies concerning the compensation of management, including the Chief Executive Officer and all other key officers. In discharging such duties, the Compensation Committee is responsible for annually determining, and recommending to the full Board, the annual base salary and bonus for each of the Company's officers and for awarding grants under the Company's Performance Incentive Plan.

GENERAL

     The Company's stated objective is to achieve superior growth in stockholder value by being the best specialty property and casualty insurer in each of its businesses. In furtherance of that mission the Committee attempts to provide incentives to motivate management to superior performance in order to enhance the profitability of the Company (and, thus, stockholder value). Such incentives also enable the Company to attract and retain qualified executives who will contribute significantly to the long-term success of the Company.

     Executive compensation consists of a base salary, annual bonus and long-term incentive compensation. Guidelines for executive compensation at the Company are at levels which are generally at about the median of the range of salaries paid to peer executives at other companies of generally similar size that are engaged in similar businesses. The Committee emphasizes variable compensation programs and believes that compensation should be based upon the attainment of individual and Company goals and should make possible total compensation levels in excess of industry averages if the Company's or business unit's performance is above average. The program is intended to cause management to focus on managing the Company from an owner's perspective of enhancing value and achieving long-term financial success and earnings growth.

     In the first quarter of 1995 the Compensation Committee reviewed material provided by Messrs. Gruber and Hollen and the Company's staff in connection with recommendations for bonuses with respect to services provided in the prior year and for adjustments in base salaries. The process involves an evaluation of many diverse elements.

ANNUAL COMPENSATION

     The Committee believes that it is important to encourage a performance-based environment that motivates individual performance by recognizing the past year's results and by providing incentives for improvements in the future. This includes an evaluation of an executive's ability to implement the Company's business plans as well as to react to unanticipated external factors that can have a significant impact on the Company's performance. In making its recommendations for base salaries and annual bonuses for key officers, the Compensation Committee considers a variety of factors, including material on salary movements for peer executives at other companies, each executive's success in meeting both personal and Company objectives, level of responsibility, length of service, knowledge and potential for advancement, although none of these factors is assigned a specific weight. Industry compensation statistics are based on a survey completed by an outside consultant of 14 public property and casualty companies, including three of the 13 companies in the Dow Jones Property and Casualty Index that compete with the Company in one or more of its lines of business and range in size from twice to one-half of the Company in total assets. The Committee also gives consideration to its assessment of the quality of services rendered by the executive during the year, the Company's success compared to its competitors, and the internal comparability of compensation among the Company's executives. The Committee in its discretion subjectively weighs the above factors in determining appropriate salary levels.

     All cash bonuses awarded to officers in respect of fiscal 1994 were awarded pursuant to the Company's Annual Incentive Plan, a target-oriented bonus program. While bonuses to executive officers are discretionary, a variety of financial and project targets are established for each senior officer to measure both individual performance and Company performance. These targets may include one or more of the following measurements: return on stockholders' equity, operating earnings, premium growth, loss and expense ratios, control of expenses and completion of specific projects. Awards are generally based on the degree to which the targets are attained and on individual performance during the year. Target annual bonus awards, as a percentage of base salary, range from 25% for certain vice presidents to 40% and 45% for the President and the Chairman, respectively. Depending on performance, an individual could receive no bonus or an amount equal to as much as twice his or her target bonus. In addition, personal performance is measured against other relevant non-quantitative factors, such as customer satisfaction, work efficiency or degree of skill required to perform the task. In determining the size of a bonus, the Committee subjectively weighs a variety of these factors. The Compensation Committee, when it deems appropriate, may authorize the payment of an individual bonus award even if the individual's targets are not achieved. After the Company's year-end results have been audited by its independent certified public accountants, payments under the program are made in cash. During 1994, the Company's performance exceeded almost all goals.

     Certain of the Named Officers are employed under employment agreements that provide for minimum base compensation. Determinations as to bonus levels and salary increases for these Named Officers, as well as those without employment agreements, have been discretionary and have not been made on the basis of a formulaic weighing of the factors described above.

CEO'S COMPENSATION

     Mr. Gruber has an employment agreement with the Company (see "Employment Agreements" below), pursuant to which he was paid a base salary of $480,000 for the twelve month period beginning April 1, 1994. In determining bonus and the increase in base salary for Mr. Gruber for 1995, the Committee considered the Company's outstanding performance during 1994 which met or exceeded agreed upon objectives, including among other factors, in order of importance, the Company's high return on equity, low combined ratios over each of the past five years, the 10.6% increase in the market price of the Company's stock from the end of 1993 and a 3.4% increase in operating earnings. The relative weight assigned to each factor, or component thereof, is not quantified. Based on the above factors, Mr. Gruber was awarded a cash bonus for 1994 of $410,000, an increase of 10.8% over the bonus awarded for services rendered in 1993. Mr. Gruber's base salary was increased to $500,000 per year beginning March 28, 1995, a 4.2% increase over his 1994 base salary.

     In determining the bonus awards to other key officers, the Committee reviewed with Messrs. Gruber and Hollen recommendations of management based on individual performance of each officer as well as the evaluation of general factors substantially comparable to those considered in establishing the award for Mr. Gruber.

     Pursuant to the Company's usual practice of making awards under the Performance Incentive Plan every two years, in September 1994, Mr. Gruber was granted an Option to purchase 25,000 shares of the Company's Common Stock at an exercise price of $32.75 per share, which is equal to the market value of the stock on the date of grant. The amount of the Option granted was determined by the Committee based on the general practices of other comparable companies and taking into consideration other subjective factors including Mr. Gruber's level of responsibilities and his past and expected future contributions to the Company. Beyond these general factors, there is no particular formula governing the number of shares awarded. In addition to the Option, Mr. Gruber was awarded on the same date 6,250 Performance Units.

LONG-TERM INCENTIVES

     Long-term incentives for the Company's Chief Executive Officer and other key officers are provided through the Company's Performance Incentive Plan. The Committee grants awards under the Performance Incentive Plan to individuals that the Company believes have the ability to influence its long-term growth and profitability. Generally, the Committee grants larger awards commensurate with higher position level and that reflect competitive practices within the property and casualty insurance industry. The awards can be in the form of Stock Options and Performance Units or Restricted Stock and Performance Units. Awards under the Performance Incentive Plan are usually made every two years. Since the last awards were made in 1992, awards were made in September 1994. In addition, as a result of his promotion to President and Chief Operating Officer of the Company, Mr. Hollen was awarded an option on March 9, 1994 covering 7,500 shares of Common Stock at an exercise price of $32.50 per share and 1,875 Performance Units and, as a result of Mr. Jacobsen's promotion to Senior Vice President in July 1994 and his performance as President of the EBI Companies, the Committee awarded him 8,000 shares of Restricted Stock and 4,000 Performance Units. In general, prior to 1992, awards of Options were limited to Mr. Gruber and Mr. Sanborn, with all other officers receiving awards of Restricted Stock. However, based in part on a study completed in 1992 by an outside consultant, the Company now as a general rule awards Stock Options, rather than Restricted Stock, to the top 11 officers of the Company. The basis for determining the amount of awards was subjective and was not based upon the amount and terms of Options already held; however, the Compensation Committee did consider the results of the Company's performance and the executive officer's contribution to that performance as well as expected future contributions to the success of the Company in determining the amount of individual awards. Future awards may be granted on the same basis. Performance Unit awards are made in tandem with Option and Restricted Stock awards. The number of Stock Options or shares of Restricted Stock granted is, in general, based on the grade level of an executive's position and the most recent assessment of the executive's performance. The number of Performance Units awarded is usually equal to a quarter of the number of shares covered by an Option or one half of the number of shares of Restricted Stock.

     The Committee has the authority to determine the individuals to whom awards are made, the type of awards (Options or Restricted Stock), the conditions of the awards, the number of shares of Restricted Stock, the number of shares covered by an Option and number of Performance Units. In general, it is through the award of Options and Restricted Stock that the Company attempts to align management's interests with those of the stockholders and to provide an opportunity to its key officers to build a meaningful stake in the Company. The Option exercise price must be no less than the fair market value of the Company's stock on the date of grant. The Committee has never repriced an Option's exercise price. Thus, the value of each stockholder's investment in the Company must appreciate before an optionee receives any benefit from the Option. Maximum payout on awards of Performance Units is made only if the Company achieves an 11% compound annual increase in its book value per share during the Performance Period. As a result, as with Options, the value of the Performance Unit to the executive will be realized only with the creation of value for stockholders.

     The Committee believes that these non-cash awards emphasize the Committee's position that a significant equity stake in the Company connects an executive's compensation to future enhancement of stockholder value.

OTHER BENEFITS

     Executive officers may also participate in the Company's Employees' Stock Savings and Retirement Plan which includes the Company's contributions to that Plan, a Supplemental Benefits Plan under which certain executives are entitled to additional benefits that cannot be awarded under qualified plans due to Internal Revenue Code limitations, as well as other benefits that are generally available to all employees.

DEDUCTIBILITY OF COMPENSATION

     Section 162 (m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to the Company's Chief Executive Officer and the four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. No executive officer was subject to the limitations of Section 162 (m) in 1994. The Committee intends to structure any compensation for executive officers so that it qualifies for deductibility under Section 162(m) to the extent feasible. However, to maintain a competitive position within the Company's peer group of companies, the Committee retains the authority to authorize payments, including salary and bonus, that may not be deductible.

                                          Compensation Committee
                                               William J. Shepherd, Chairman
                                               Robert H. Jeffrey
                                               Warren R. Lyons
                                               James K. McWilliams

PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative total stockholder return on the Company's Common Stock, based on the market price of the Common Stock and assuming reinvestment of dividends, with the cumulative total return of companies on the Standard & Poor's 500 Stock Index and the Dow Jones Property and Casualty Index.

           COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN* AMONG THE
                            COMPANY'S COMMON STOCK,
            THE STANDARD & POOR'S 500 STOCK INDEX AND THE DOW JONES
                          PROPERTY AND CASUALTY INDEX

      MEASUREMENT PERIOD                         DOW JONES P &
    (FISCAL YEAR COVERED)           S&P 500            C         ORION CAPITAL
1989                                       100             100             100
1990                                      96.9            95.8            81.2
1991                                     126.3           118.7           151.5
1992                                     135.9           145.1           217.3
1993                                     149.5           146.3           249.8
1994                                     151.5           153.8           282.7

- ---------------
* Assumes that the investment in the Corporation's Common Stock and each index was $100 on December 31, 1989 and that all dividends were reinvested.

     There can be no assurance that the Company's stock performance will continue into the future with the same or similar trends depicted in the graph above. The Company will not make or endorse any predictions as to future stock performance.

EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

     The Company has employment agreements with four of its current executive officers: Alan R. Gruber, Robert B. Sanborn, Larry D. Hollen and Raymond W. Jacobsen.

     Messrs. Gruber and Sanborn: The Company entered into employment agreements with Messrs. Gruber and Sanborn as of March 19, 1993. The contracts are similar in most material respects except as noted below.

     Mr. Gruber's agreement provides for a minimum base annual compensation beginning March 28, 1995 of not less than $500,000 with such salary increases as may from time to time be approved by the Board and requires that the Company provide Mr. Gruber with term life insurance in the amount of $500,000. The contract has an Initial Term ending on December 31, 1996, during which Mr. Gruber will serve as Chairman and Chief Executive Officer, and a Successive Term of five years during which Mr. Gruber will be a Senior Executive Consultant.

     On February 28, 1995, Mr. Sanborn retired as Vice Chairman of the Company's Board of Directors and became a Senior Executive Consultant. On that date the Initial Term of Mr. Sanborn's contract ended and the Successive Term of six years started. Mr. Sanborn's contract provides for a minimum base annual compensation under the Successive Term beginning March 1, 1995 of not less than $125,000 with such salary increases as may from time to time be approved by the Board.

     The Initial Term of Mr. Gruber's contract may be shortened by either the Company or Mr. Gruber in certain circumstances; the Successive Term would then start at such earlier date. The Company may terminate the Initial Term of Mr. Gruber's contract at any time on two years' notice and Mr. Gruber may terminate it on three months' notice. In addition, either the Company or Mr. Gruber may terminate the Initial Term of his contract at any time after the end of four months following a change in effective voting control of the Company, effective ten days after notice. A change in effective voting control shall be deemed to have occurred upon (i) acquisition by any person or group of 40% or more of the Company's Common Stock, (ii) a merger or consolidation in which the Company is not a survivor or (iii) any time a majority of the members of the Board are persons who were not members of the Board twelve months prior to that time. If there is a change in effective voting control of the Company and at any time thereafter Mr. Gruber terminates his employment or if Mr. Gruber receives written notice of termination, he (or his beneficiary) would be entitled to receive, until the termination date of his agreement, base salary (at the level in effect on the date of notice), a bonus equal to the bonus which would have been payable to him in the year in which notice is given if he had achieved target performance, and other usual employee benefits provided by the Company.

     If the Initial Term of Mr. Gruber's contract is ended on notice, as described above, all previously unexercised Stock Options will be deemed to be exercisable and all unexpired periods of performance with respect to any Performance Units or awards will be deemed to have expired. The executive will be entitled to receive the value of such Performance Units at the end of the month during which termination occurs on the basis of an equitable pro-rating of the Performance Period, Performance Target and award amount.

     Mr. Gruber's contract provides that in the event of his death during the Initial Term, his beneficiaries would be entitled to receive his base salary to date of death, a pro-rata portion of any bonus that would have been payable to him with respect to the fiscal year in which he dies and other usual death benefits provided by the Company. If he becomes disabled, he will be entitled to receive, for the remainder of the Initial Term, disability compensation of not less than 50% of base salary plus other usual employee benefits provided by the Company.

     Upon commencement of the Successive Term, the cash compensation to be paid to Mr. Gruber will be reduced. Mr. Gruber's base compensation will be reduced to an amount equal to (i) one-half his average salary and bonus compensation during the five years preceding the start of the Successive Term minus (ii) the annuitized present value of all amounts credited to him by the Company under its former Pension Plan, under the Company's Savings and Retirement Plan and under the Company's Supplemental Benefits Plan. Such reduced level of compensation shall continue for Mr. Gruber's life. It is currently estimated that, assuming continued appreciation of the Company's Common Stock and other factors, the actuarially determined net present value of the aggregate benefits is approximately $900.000. Mr. Gruber can elect actuarially-equivalent survivor benefits prior to the start of the Successive Term. Mr. Gruber will not be eligible to participate in the Company's bonus, option and other benefit plans for its employees after the second year of his contract's Successive Term.

     The Company agreed to purchase an annuity to fund the payments to be made to Mr. Gruber following termination of the Initial Term. It will also purchase an annuity to fund a joint-and-survivor benefit of $48,000 per year to Mr. Sanborn and his spouse, commencing upon completion of the Successive Term of his contract. If either executive chooses a payment option other than the one provided in his contract, the amount payable per month will be actuarially adjusted. Unless a "transfer event" shall occur (by reason of a change of effective voting control or of certain reductions of the Company's credit standing), each annuity shall be the property of the Company. If a transfer event occurs, ownership of the annuity contract will be transferred to the designated beneficiary, if any, and the income tax cost to the recipient of that transfer will be borne by the Company, subject to recoupment as and to the extent payments are subsequently made under the annuity contracts.

     Messrs. Hollen and Jacobsen: The Company entered into an employment agreement with Mr. Hollen as of December 1, 1992. The agreement with Mr. Hollen currently provides for a base salary of $290,000 with such salary increases as may from time to time be approved by the Company. Pursuant to the agreement, Mr. Hollen was granted, as of December 1, 1992, 15,625 shares of Restricted Stock and 7,812.5 Performance Units in accordance with the terms of the Performance Incentive Plan.

     The Company also entered into an employment agreement with Mr. Jacobsen as President and Chief Executive Officer of the EBI Companies on July 19, 1994, when Mr. Jacobsen was promoted to Senior Vice President of the Company. The agreement currently provides for a base salary of $210,000 with such salary increases as may from time to time be approved by the Company. Pursuant to the agreement, Mr. Jacobsen was granted 8,000 shares of Restricted Stock and 4,000 Performance Units in accordance with the terms of the Performance Incentive Plan. Each of Mr. Hollen and Mr. Jacobsen is referred to as "Executive" below.

     The term of each agreement is for five years and is automatically renewed yearly until either party thereto gives notice of termination. Any notice of termination other than for death, cause or disability must be given two years in advance in writing. The agreements will not be terminated by any merger, consolidation, sale of assets or voluntary or involuntary dissolution in which the Company is not the survivor. The agreements may be terminated by the Company only in the event the Executive becomes disabled, is convicted of a felony or a misdemeanor, engages in conduct which is materially injurious to the Company or willfully fails to substantially perform his duties with the Company. During the term of the agreements, and for two years thereafter, the Executive agrees not to compete with the Company.

     Each agreement provides that in the event of the Executive's death while employed, his beneficiaries would be entitled to receive his base salary to date of death, a pro-rata portion of any bonus that would have been payable to him with respect to the fiscal year in which he dies and other usual death benefits provided by the Company. If the Executive becomes disabled, he would be entitled to receive disability compensation in accordance with the terms of the Company's disability insurance program, a pro-rata portion of any bonus as described above, plus other usual employee benefits provided by the Company. In addition, if the Executive dies or becomes disabled prior to the complete vesting of the shares of Restricted Stock and Performance Units awarded to him under the agreement, such awards will nevertheless continue to vest as if he were fully employed by the Company.

     Severance Policy: The Board of Directors has adopted a severance policy applicable to the executive officers of the Company including the Named Officers. Pursuant to this policy, such officers will be entitled to receive one year's notice of termination, except in the event of termination for cause. This policy currently applies to the executive officers of the Company, including Mr. Schuyler, who do not have an individual employment agreement with the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company and certain of its subsidiaries have a policy of making loans to key officers, in connection with hiring or transfer to new locations, to assist such personnel in purchasing new residences. During 1989, Larry D. Hollen was required to move his residence from Illinois to Connecticut. In connection with this move, the Company loaned Mr. Hollen an aggregate of $150,000, secured by a mortgage on his Connecticut residence, for fifteen years, with interest at 10% per year. During 1994, W. Marston Becker, a Senior Vice President of the Company, was required to move his residence from West Virginia to California. In connection with the move, the Company loaned Mr. Becker an aggregate of $250,000 secured by a mortgage on his California residence, for 5 years, with interest at 7.75% per year.

     At the 1987 Annual Meeting of Stockholders of the Company, the stockholders authorized the execution by the Company of indemnification agreements with its Directors and executive officers. Subsequently, the Company entered into indemnification agreements with each of its Directors and executive officers which, among other things, contractually confirmed the indemnity provided under the Company's Restated Certificate of Incorporation, its By-Laws and under the Delaware General Corporation law.

     The Company and its subsidiaries have entered into several agreements with Guaranty. Mr. Ware, a director of the Company, is Guaranty's President and Chief Executive Officer. Pursuant to one such agreement, Messrs. Gruber, Hollen, Sanborn, and Shepherd serve on Guaranty's board of directors (see Compensation Committee Interlocks and Insider Participation, at page 4). Also, the Company and Guaranty have an investment management agreement pursuant to which a portion of Guaranty's investment portfolio is managed by the Company's investment managers (under the direction and supervision of Guaranty) for a fee of $550,000 for 1995. In addition, the Company's insurance subsidiaries have entered into certain reinsurance agreements and a trade name agreement with Guaranty.

     In the ordinary course of business, Guaranty's wholly-owned insurance subsidiaries reinsure certain risks with other companies. In 1994, certain of Guaranty's subsidiaries entered into a 100% reinsurance agreement with one of the Company's insurance subsidiaries. During that year, $643,000 in premiums were ceded under that reinsurance agreement and Guaranty was paid $15,000 for fees and expenses. Also, pursuant to other reinsurance agreements, a Guaranty insurance subsidiary assumed business written through the Company's insurance subsidiaries totaling $30,921,000 in premiums in 1994. Guaranty paid $666,000 in fees and reimbursed the Company's subsidiaries $774,000 of actual expenses incurred in conjunction with those reinsurance agreements. Also, a subsidiary of the Company is an agent for Guaranty and produced $516,000 in premiums for Guaranty and was paid $90,000 in commissions in 1994.

     The Company has committed to invest up to $5,000,000 in Insurance Partners L.P., a partnership formed to make equity investments of up to $550 million in the insurance industry. Guaranty has committed to participate in the Company's commitment in an aggregate amount not to exceed $1,500,000. Insurance Partners L.P. is managed by Insurance Partners Advisors L.P., of which Steven B. Gruber, a son of Mr. Gruber, is a managing director.

2. APPROVAL OF THE 1994 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

     The 1994 Stock Option Plan for Non-Employee Directors (the "Option Plan") is intended to promote the interests of the Company and its stockholders by strengthening the Company's ability to attract and retain the services of experienced and knowledgeable non-employee Directors and by encouraging such Directors to acquire an increased proprietary interest in the Company.

     The proposal will be adopted if it is approved by the affirmative vote of a majority of the votes duly cast in person or by proxy at the Annual Meeting.

     The full text of the 1994 Stock Option Plan for Non-Employee Directors is set forth in Appendix A attached hereto. A summary of the Option Plan is set forth below.

     Administration. The Option Plan is to be administered by the Compensation Committee (the "Committee") of the Company's Board of Directors. Subject to the terms of the Option Plan, the Committee shall have the power to construe the provisions of the Option Plan, to determine all questions arising thereunder, and to adopt and amend such rules and regulations for administering the Option Plan as the Committee deems desirable.

     Participation in the Option Plan. Each member of the Company's Board of Directors who is not otherwise an employee of the Company or any subsidiary of the Company is eligible to participate in the Option Plan. There are currently nine eligible Directors of the Company.

     Shares Subject to the Option Plan. An aggregate of 100,000 shares of Common Stock of the Company are reserved for Option grants under the Option Plan, subject to any capital adjustment which may result from a split-up or consolidation of shares or the payment of any stock dividend, or other increase or decrease in the number of issued shares. Any Option shares granted under the Option Plan that expire or terminate unexercised for any reason will be available for reissuance.

     Eligibility and Option Terms. Each individual who was an eligible Director on September 12, 1994 was granted an initial option to purchase 5,000 shares, and each individual who becomes an eligible Director thereafter will be granted an initial Option to purchase 5,000 shares immediately following the Annual

Meeting at which such Director is first elected to be a Director. Each year, an Option to purchase 1,000 shares will be granted immediately following the Company's Annual Meeting to each eligible Director at such time. All Options granted under the Option Plan are non-statutory options and do not qualify under
Section 422 of the Internal Revenue Code of 1986, as amended.

     Each Option granted under the Option Plan shall expire ten years from the date of grant and be evidenced by an Option Agreement which shall include the exercise price per share, which is not to be less than 100% of the fair market value per share at the close of business on the day of the grant of the Option. Options granted immediately following an Annual Meeting shall vest and become exercisable and non-forfeitable on the day of the next Annual Meeting, if the optionee has continued to serve as a Director until that meeting. Options granted other than immediately following an Annual Meeting shall vest and become exercisable and non-forfeitable on the first anniversary of the day on which such Option is granted, if the optionee has continued to serve as a Director until that day.

     Payment of the Option exercise price shall be made in cash, bank certified, cashier's or personal check, or payment may be made in whole or in part by (a) transfer to the Company of shares of Common Stock having a fair market value equal to the Option price at the time of exercise or (b) delivery of instructions to the Company to withhold shares that would otherwise be issued on such exercise of the Option.

     If termination of the optionee's service as a Director occurs by reason of voluntary mid-term retirement, declining to stand for re-election, becoming a full-time employee of the Company or a subsidiary of the Company or becoming disabled, all unvested Options shall automatically expire and all vested Options shall continue to be exercisable until the stated expiration date of such Options. In the event of the death of an optionee while the optionee is a director, the then-outstanding Options of such optionee that have vested shall be exercisable for one year from the date of the death of the optionee or until the stated grant expiration date, whichever is earlier. However, all Options which have not vested shall automatically expire and shall not be exercisable. If the termination of an optionee's service as a Director by the Board of Directors occurs for cause or if a Director fails to be re-elected, the Committee in its sole discretion can cancel the then-outstanding Options. No Option shall be assignable or transferable other than by will or the laws of descent and distribution.

     Termination and Amendment of the Option Plan. The Board may amend, terminate or suspend the Option Plan at any time, in its sole and absolute discretion, provided that no amendment is made more than once every six months that would change the amount, price or timing of the initial and annual grants and no amendment is made that would materially increase the number of shares that may be issued under the Option Plan, materially modify the requirements as to eligibility for participation in the Option Plan or would otherwise materially increase the benefits accruing to participants under the Option Plan without the approval of the Company's stockholders.

     Federal Income Tax Consequences to the Company and the
Participant. Options granted under the Option Plan under current Federal income tax laws will be subject to the following tax treatment: (i) The grant of an Option will not result in income to the optionee or any deduction allowed to the Company; (ii) The exercise of an Option will generally result in ordinary income to the optionee in an amount equal to the excess of the fair market value of the shares at the time of exercise over the Option price; (iii) A deduction from income will be allowed to the Company in an amount equal to the amount of ordinary income recognized by the optionee; (iv) A subsequent disposition of the shares will result in a long-term or short-term capital gain (or loss) equal to the difference between the amount received and the tax basis of the shares, usually fair market value at the time of exercise.

     The Federal income tax consequences described in this section are based on laws and regulations in effect on December 31, 1994. Future changes in those laws and regulations may affect the tax consequences described herein. No discussion of State income tax treatment has been included.

     Grants Approved by the Board of Directors on September 12, 1994. The Committee recommended and the Board approved, subject to approval and ratification by the stockholders, the Option Plan and an award of Options for 5,000 shares each to the nine eligible non-employee Directors serving on the Board as of the effective date of the Option Plan. The Options were awarded at an exercise price per share of $32.75, which was the closing market price per share of the Company's Common Stock on September 12, 1994.

     If the Option Plan is approved by the Company's stockholders at the Annual Meeting, the grants described above will become effective as of September 12, 1994. Immediately following the Annual Meeting, all non-employee Directors shall automatically be granted Options to purchase 1,000 shares. The exercise price per share of Common Stock subject to the Option shall not be less than 100% of the per share fair market value of the underlying Common Stock at the close of business on the day of the grant of the Option.

     The benefits under the 1994 Stock Option Plan for Non-Employee Directors as a group are set forth below. Calculations are based on hypothetical annual compounded rates of stock price appreciation of 0%, 5% and 10% over the full ten-year term of the Options.

           1994 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS BENEFITS

                                                          DOLLAR VALUE
                                                             ($)(1)
                                                  -----------------------------
                                                  0%        5%           10%        NUMBER OF SHARES
                                                  ---     -------     ---------     ----------------
Non-Employee Directors as a
  group (9 individuals).........................    0     926,800     2,343,800          45,000

- ---------------
(1) Using the same assumptions and based on 14,040,816 shares outstanding as of December 31, 1994, the total dollar gains for all stockholders as a group would be $0(0%), $289.1 million (5%) and $732.9 million (10%) based on the September 12, 1994 price per share of $32.75, the date of the initial awards under the 1994 Stock Option Plan for Non-Employee Directors. These hypothetical appreciation rates are not intended to forecast possible future appreciation, if any, of the Common Stock.

     The Board of Directors believes that the proposal to approve the adoption of the 1994 Stock Option Plan for Non-Employee Directors is in the best interest of the Company and its stockholders.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THIS PROPOSAL.

3. RATIFICATION OF SELECTION OF AUDITORS

     The Board has selected Deloitte & Touche LLP, independent certified public accountants, as independent auditors for the Company for the year 1995. A resolution will be submitted to stockholders at the meeting for ratification of such selection and the accompanying proxy will be voted for such ratification, unless instructions to the contrary are indicated therein. Although ratification by stockholders is not a legal prerequisite to the Board's selection of Deloitte & Touche LLP as the Company's independent certified public accountants, the Company believes such ratification to be desirable. If the stockholders do not ratify the selection of Deloitte & Touche LLP, the selection of independent certified public accountants will be reconsidered by the Board; however, the Board may select Deloitte & Touche LLP, notwithstanding the failure of the stockholders to ratify its selection.

     The Board expects that a representative of Deloitte & Touche LLP will be present at the meeting, will have an opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

     Deloitte & Touche LLP has been the Company's independent certified public accountants since March 31, 1976. During the fiscal year ended December 31, 1994, Deloitte & Touche LLP performed audit services for the Company, including attendance at meetings with the Audit Committee and the Board on matters related to the audit, consultations during the year on matters related to accounting, tax and financial reporting and review of financial and related information included in filings with the SEC and other regulatory agencies.

     The appointment of auditors is approved annually by the Board. The decision of the Board is based upon the recommendation of the Audit Committee of the Board. In making its recommendation as to the appointment of auditors, the Audit Committee has regularly reviewed both the proposed audit scope and the estimated audit fees for the coming year.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THIS PROPOSAL.

4. MISCELLANEOUS MATTERS

     As of the date of this Proxy Statement, the Board knows of no business that will be presented for consideration at the meeting other than that which has been referred to above. As to other business, if any, that may come before the meeting, proxies in the enclosed form will be voted in accordance with the judgment of the person or persons voting the proxies.

STOCKHOLDER NOMINATIONS AND PROPOSALS

     The Company's By-Laws require that there be furnished to the Company written notice with respect to the nomination of a person for election as a Director (other than a person nominated at the direction of the Board), as well as the submission of a proposal (other than a proposal submitted at the direction of the Board), at a meeting of stockholders. In order for any such nomination or submission to be proper, the notice must contain certain information concerning the nominating or proposing stockholder, and the nominee or the proposal, as the case may be, and must be furnished to the Company not later than March 29, 1996. A copy of the applicable provisions of the By-Laws may be obtained by a stockholder, without charge, upon written request to the Secretary of the Company at its principal executive offices.

     In addition to the foregoing, in accordance with the rules of the SEC, any proposal of a stockholder intended to be presented at the Company's 1996 Annual Meeting of Stockholders must be received by the Secretary of the Company by December 14, 1995, in the form required under and subject to the other requirements of the applicable rules of the SEC, in order for the proposal to be considered for inclusion in the Company's notice of meeting, proxy statement and proxy relating to the 1996 Annual Meeting, scheduled for Wednesday, May 29, 1996.

COST OF PROXY SOLICITATION

     The Company will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of shares of Common Stock. In addition to solicitation by mail, officers and regular employees of the Company may solicit proxies personally or by telephone. No compensation other than their regular compensation will be paid to officers or employees for any solicitation which they may make. The Company has retained D.F. King & Co., Inc., New York, New York to assist in the solicitation of proxies for an estimated fee of $9,000 plus reimbursement of out-of-pocket expenses.

     At any time prior to being voted, the enclosed proxy is revocable by written notice to the Secretary of the Company or by attendance at the meeting and voting in person.

                                        By order of the Board of Directors,
April 12, 1995
                                            Michael P. Maloney
                                            Vice President, General Counsel
                                              and Secretary

                                   APPENDIX A

                           ORION CAPITAL CORPORATION
               1994 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

     1. PURPOSE. The purpose of the Orion Capital Corporation 1994 Stock Option Plan for Non-Employee Directors (the "Plan") is to promote the interests of Orion Capital Corporation (the "Company") and its stockholders by strengthening the Company's ability to attract and retain the services of experienced and knowledgeable non-employee Directors and by encouraging such Directors to acquire an increased proprietary interest in the Company.

     2. SHARES SUBJECT TO THE PLAN.  Subject to adjustment as provided in
Article 7, the total number of shares of common stock (the "Common Stock") of the Company for which options may be granted under the Plan shall be 100,000 shares of Common Stock (the "Shares"). The Shares shall be shares currently authorized but unissued or currently held or subsequently acquired by the Company as treasury shares, including shares purchased in the open market or in private transactions. If any option granted under the Plan expires or terminates for any reason without having been exercised in full, the Shares subject to, but not delivered under, such options may become available for the grant of other options under the Plan. No shares delivered to the Company in full or partial payment of an option exercise price payable pursuant to Section 6.3 shall become available for the grant of other options under the Plan.

     3. ADMINISTRATION OF THE PLAN. The Plan shall be administered by the Compensation Committee of the Company's Board of Directors (the "Committee"), subject to Articles 9 and 10. Subject to the terms of the Plan, the Committee shall have the power to construe the provisions of the Plan, to determine all questions arising thereunder, and to adopt and amend such rules and regulations for administering the Plan as the Committee deems desirable.

     4. PARTICIPATION IN THE PLAN. Each member of the Company's Board of Directors (a "Director") who is not otherwise an employee of the Company or any subsidiary of the Company (an "Eligible Director") shall be eligible to participate in the Plan.

     5. NONSTATUTORY STOCK OPTIONS. All options granted under the Plan shall be nonstatutory options not intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended.

     6. OPTION TERMS. Each option granted to an Eligible Director under the Plan and the issuance of Shares thereunder shall be subject to the following terms:

     6.1 Option Agreements. Each option granted under the Plan shall be evidenced by an option agreement (an "Agreement") duly executed on behalf of the Company and by the Eligible Director to whom such option is granted and dated as of the applicable date of grant. Each Agreement shall be signed on behalf of the Company by an officer or officers delegated such authority by the Committee using either manual or facsimile signature. Each Agreement shall comply with and be subject to the terms and conditions of the Plan. Any Agreement may contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Committee.

     6.2 Option Grant Size and Grant Dates.

     6.2.1 Initial Grants. An option to purchase 5,000 Shares as adjusted pursuant to Article 7 (an "Initial Grant") shall be granted to

          a. each Director who is an Eligible Director on the Effective Date (as hereinafter defined), and

          b. each other Eligible Director immediately following the Annual Meeting at which such Director is first elected to be a Director; provided, that if an Eligible Director who previously received an Initial Grant terminates service as a Director and is subsequently elected or appointed to the Board, such Director shall not be eligible to receive a second Initial Grant, but shall be eligible to receive only Annual Grants as provided in Section 6.2.2.

     6.2.2 Annual Grants. An option to purchase 1,000 Shares as adjusted pursuant to Article 7 (an "Annual Grant"), shall be granted automatically each year, immediately following the Annual Meeting, to each Director who is an Eligible Director at such time.

     6.3 Option Exercise Price. Each Agreement shall state the exercise price per share of the shares of Common Stock to which it relates. The exercise price per share of Common Stock subject to an option shall not be less than 100% of the fair market value ("Fair Market Value") per share of such Common Stock at the close of business on the day of the grant of the option. For purposes of this Plan, Fair Market Value on any date shall be the closing price per share of Common Stock on such date as reported on the New York Stock Exchange composite tape.

     6.4 Exercisability. Subject to Section 6.7, an option shall become exercisable on the first anniversary of the day on which such option was granted, if the optionee has continued to serve as a Director until that day.

     6.5 Time and Manner of Option Exercise. Any vested and exercisable option is exercisable in whole or in part at any time or from time to time during the term of the option period by giving written notice, signed by the person exercising the option, to the Company stating the number of Shares with respect to which the option is being exercised, accompanied by payment in full of the option exercise price for the number of Shares to be purchased and by the payment or making provision satisfactory to the Company for the payment of any taxes which the Company is obligated to collect with respect to the issue or transfer of the Shares upon such exercise. The date both such notice and payment are received by the office of the Secretary of the Company shall be the date of exercise for the stock option as to such number of Shares. No option may at any time be exercised with respect to a fractional Share.

     6.6 Payment of Exercise Price. Payment of the option exercise price may be in cash or payment may be in whole or part by

          a. transfer to the Company of shares of Common Stock having a Fair Market Value equal to the option exercise price at the time of such exercise, or

          b. delivery of instructions to the Company to withhold Shares, that would otherwise be issued on such exercise of the option, having a Fair Market Value at the time of such exercise equal to the total option exercise price of the options being exercised.

     If the Fair Market Value of the number of whole shares transferred or the number of whole option Shares surrendered is less than the total exercise price of the option being exercised, the shortfall must be made up in cash.

     6.7 Terms of Options. Each option shall expire ten years from its date of grant, but shall be subject to earlier termination as follows:

          a. In the event of the termination of an optionee's services as a Director by reason of voluntary mid-term retirement, declining to stand for re-election, becoming a full time employee of the Company or a subsidiary of the Company or becoming disabled, all options granted pursuant to this Plan but unexercisable pursuant to Section 6.4 shall automatically expire and shall not be exercisable and all options exercisable pursuant to
     Section 6.4 but unexercised shall continue to be exercisable until the stated expiration date of such options.

          b. In the event of the death of an optionee while the optionee is a Director, the then outstanding options of such optionee that have vested pursuant to Section 6.4 shall be exercisable for one year from the date of the death of the optionee or until the stated grant expiration date, whichever is earlier, by his/her successors in interest, in accordance with the paragraph below. However, all options which have been granted, but have not become exercisable pursuant to Section 6.4, shall automatically expire.

          c. In the event of the termination of an optionee's service as a Director by the Board of Directors for cause or the failure of such Director to be re-elected (other than for the reasons set forth in Section 6.7(a) or (b), the Committee in its sole discretion can cancel the then-outstanding options of such optionee, including those options which are exercisable and such options shall automatically expire and become non-exercisable on the effective date of such termination.

     Exercise of a deceased optionee's options that are still exercisable shall be by the estate of such optionee or by a person or persons whom the optionee has designated in writing filed with the Company, or, if no such designation has been made, by the person or persons to whom the optionee's rights have passed by will or the laws of descent and distribution.

     6.8 Transferability.. The right of any optionee to exercise an option granted under the Plan shall, during the lifetime of such optionee, be exercisable only by the optionee and shall not be assignable or transferable by such optionee other than by will or the laws of descent and distribution.

     6.9 Limitation of Rights.

          6.9.1 Limitation as to Shares. Neither the recipient of an option under the Plan nor an optionee's successor or successors in interest shall have any rights as a stockholder of the Company with respect to any Shares subject to an option granted to such person until the date of issuance of a stock certificate for such Shares.

          6.9.2 Limitation as to Directorship. Neither the Plan, nor the granting of an option, nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that an Eligible Director has a right to continue as a Director for any period of time or at any particular rate of compensation.

     6.10 Regulatory Approval and Compliance. The Company shall not be required to issue any certificate or certificates for Shares upon the exercise of an option granted under the Plan or to record as a holder of record of Shares the name of the individual exercising an option under the Plan, without obtaining to the complete satisfaction of the Committee the approval of all regulatory bodies deemed necessary by the Committee and without complying, to the Committee's complete satisfaction, with all rules and regulations under federal, state, or local law deemed applicable by the Committee.

     7. CAPITAL ADJUSTMENTS. The aggregate number and class of Shares subject to and authorized by the Plan, the number of class of Shares with respect to which an option may be granted to an Eligible Director under the Plan as provided in Article 6, the number and class of Shares subject to each outstanding option, and the exercise price per share specified in each such option shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a split-up or consolidation of shares or any like capital adjustment or the payment of any stock dividend, or other increase or decrease in the number of such Shares effected without receipt of consideration by the Company.

     8. EFFECTIVENESS OF THE PLAN. The Plan shall be effective as of September 12, 1994 (the "Effective Date"), subject to the approval by the Company's stockholders. All options issued prior to the date of the approval of the Plan by the Company's stockholders shall be issued subject to such approval. The Plan shall continue in effect until it is terminated by action of the Board or the Company's stockholders, but such termination shall not affect the terms of any then outstanding options.

     9. TERMINATION AND AMENDMENT OF THE PLAN. The Board may amend, terminate or suspend the Plan at any time, in its sole and absolute discretion; provided, however, that if required to qualify the Plan under Rule 16b-3 promulgated under
Section 16, of the Securities Exchange Act of 1934, as amended, ("Rule 16b-3") no amendment shall be made more than once every six months that would change the amount, price or timing of the Initial and Annual Grants, other than to comport with changes in the Internal Revenue Code of 1986, as amended, or the rules and regulations promulgated thereunder; and provided, further, that if required to qualify the Plan under Rule 16b-3, no amendment that would

          a. materially increase the number of Shares that may be issued under the Plan,

          b. materially modify the requirements as to eligibility for participation in the Plan, or

          c. otherwise materially increase the benefits accruing to participants under the Plan shall be made without the approval of the Company's stockholders.

     10. COMPLIANCE WITH RULE 16B-3. Other provisions of the Plan notwithstanding, neither the Committee nor any other person (other than an Eligible Director acting in conformity with the terms of the Plan) shall have any discretionary authority to make determinations regarding the Plan required by Rule 16b-3 to be afforded exclusively to "disinterested persons" as defined thereunder.

     Adopted by the Board of Directors on September 12, 1994.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                          ORION CAPITAL CORPORATION

       PROXY FOR HOLDERS OF COMMON STOCK - ANNUAL MEETING MAY 31, 1995

     The undersigned holder of Common Stock of Orion Capital Corporation hereby appoints Alan R. Gruber, Larry D. Hollen and Michael P. Maloney, and each of them, with full power of substitution to each of them, and with authority in each to act in the absence of the other, as attorneys and proxies of the undersigned to vote, as designated below, all the shares of Common Stock which the undersigned could vote if personally present at the Annual Meeting of Stockholders of Orion Capital Corporation to be held at 11:30 A.M., Eastern Daylight Saving Time, Wednesday, May 31, 1995, at Chemical Bank, 270 Park Avenue, 3rd Floor Auditorium, New York, New York, and at any adjournments thereof.

PROXIES WILL BE VOTED AS SPECIFIED. WHERE NO SPECIFICATION IS GIVEN, PROXIES WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR PROPOSALS 2 AND 3. IF ANY NOMINEE FOR DIRECTOR SHOULD BECOME UNAVAILABLE FOR ELECTION, THIS PROXY WILL BE VOTED FOR SUCH SUBSTITUTE NOMINEE AS MAY BE PROPOSED BY THE BOARD OF DIRECTORS.


                (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)



PROXIES WILL BE VOTED AS SPECIFIED. WHERE NO SPECIFICATION IS GIVEN, PROXIES WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2 AND 3.
IF ANY NOMINEE FOR DIRECTOR SHOULD BECOME UNAVAILABLE FOR ELECTION, THIS PROXY WILL BE VOTED FOR SUCH SUBSTITUTE NOMINEE AS MAY BE PROPOSED BY THE BOARD OF DIRECTORS.
                                                        Please mark your
                                                    /X/   votes as this

____________
  Common

THE BOARD RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2.
                                                                  WITHHOLD
                                                       FOR        AUTHORITY
1. ELECTION OF DIRECTORS for all nominees listed       / /           / /
(except as marked)
B. Cohn, J. Colman, A. Gruber, L. Hollen, R. Jeffrey,
W. Lyons, J. McWilliams, R. Moore, R. Sanborn,
W. Shepherd, J. Thorne, R. Ware

(INSTRUCTIONS: To withhold authority to vote for any
individual nominee write that nominee's name in the
space provided below.)
                                                      FOR  AGAINST  ABSTAIN
2. APPROVAL OF STOCK OPTION PLAN FOR NON-EMPLOYEE     / /    / /      / /
DIRECTORS. A proposal to approve the adoption of the 1994 Stock Option Plan for Non-Employee
Directors.

3. APPROVAL OF AUDITORS. A proposal to ratify the     / /    / /      / /
selection of Deloitte & Touche LLP, independent certified public accountants, as auditors for the Company for the year 1995.

4. Upon such other business as may properly come before the meeting, or any adjournments thereof.

    The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders, the Proxy Statement for such meeting and Annual Report of the Company for 1994.

I PLAN TO   / /
ATTEND
MEETING

Signature(s)___________________________________________________ Date ________
NOTE: Please sign exactly as your name appears hereon. All joint owners must sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title for each. If a corporation, please sign in full corporation name by president, vice president or other authorized person.
If a partnership, please sign in partnership name by a partner. PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.

      VOTING INSTRUCTIONS TO VANGUARD FIDUCIARY TRUST COMPANY AS TRUSTEE

                    UNDER THE ORION CAPITAL CORPORATION

                EMPLOYEE'S STOCK SAVINGS AND RETIREMENT PLAN

    I hereby direct that at the Annual Meeting of Stockholders of Orion Capital Corporation on May 31, 1995, and at any adjournments thereof, the voting rights pertaining to my pro rata share of Orion Capital Corporation Common Stock held by the Trustee under the Employee's Stock Savings and Retirement Plan shall be exercised in accordance with the Proxy Statement for the election of the persons nominated as directors (unless such authority is withheld as provided on this card) and with respect to all the additional proposals as checked on this card, or if not checked, for such proposals.

                (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)



PROXIES WILL BE VOTED AS SPECIFIED. WHERE NO SPECIFICATION IS GIVEN, PROXIES WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2 AND 3.
IF ANY NOMINEE FOR DIRECTOR SHOULD BECOME UNAVAILABLE FOR ELECTION, THIS PROXY WILL BE VOTED FOR SUCH SUBSTITUTE NOMINEE AS MAY BE PROPOSED BY THE BOARD OF DIRECTORS.
                                                        Please mark your
                                                    /X/   votes as this

____________
  Common

THE BOARD RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 AND 3.
                                                                  WITHHOLD
                                                       FOR        AUTHORITY
1. ELECTION OF DIRECTORS for all nominees listed       / /           / /
(except as marked)
B. Cohn, J. Colman, A. Gruber, L. Hollen, R. Jeffrey,
W. Lyons, J. McWilliams, R. Moore, R. Sanborn,
W. Shepherd, J. Thorne, R. Ware

(INSTRUCTIONS: To withhold authority to vote for any
individual nominee write that nominee's name in the
space provided below.)
                                                      FOR  AGAINST  ABSTAIN
2. APPROVAL OF STOCK OPTION PLAN FOR NON-EMPLOYEE     / /    / /      / /
DIRECTORS. A proposal to approve the adoption of the 1994 Stock Option Plan for Non-Employee
Directors.

3. APPROVAL OF AUDITORS. A proposal to ratify the     / /    / /      / /
selection of Deloitte & Touche LLP, independent certified public accountants, as auditors for the Company for the year 1995.

4. Upon such other business as may properly come before the meeting, or any adjournments thereof.

    The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders, the Proxy Statement for such meeting and Annual Report of the Company for 1994.

I PLAN TO   / /
ATTEND
MEETING

Signature(s)___________________________________________________ Date ________
PLEASE SIGN AND RETURN THIS CARD PROMPTLY. As to any matters coming before the Meeting (whether or not specifically mentioned above) for which no written direction is received by the Trustee prior to the date of the Meeting, the Trustee shall exercise voting rights on your behalf in the same proportions as the Trustee was instructed to vote with respect to the shares for which it received instructions. PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.